Exhibit 99.3

BUSINESS OF TABERNA

General

Taberna is a self-managed and self-advised Maryland real estate investment trust. Taberna provides financing for REITs and other real estate operating companies and invests in real estate-related assets with the objective of generating attractive risk-adjusted returns and cash distributions for its shareholders, although future distributions and capital appreciation are not guaranteed. Taberna focuses its activities in the following areas:

•	originating financing for REITs and other real estate operating companies, primarily in the form of TruPS and subordinated debt;

•	investing in mortgage loans, RMBS, CMBS and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in CDO transactions and other asset securitizations that enable it to match-fund certain of its assets with liabilities through its established financing strategy.

Taberna’s investments in the equity securities of CDO entities are junior in right of payment and in liquidation to the collaterized debt securities issued by the CDO entities. Taberna may also invest opportunistically from time to time in other types of investments such as mezzanine real estate loans, participations in mortgage loans, corporate tenant leases and equity interests in real estate.

So long as Taberna qualifies as a REIT, it generally will not be subject to U.S. federal corporate income tax on its net taxable income to the extent Taberna annually distributes its net taxable income to its shareholders, including RAIT; however, Taberna’s domestic TRSs are generally subject to U.S. federal, state and local income taxes on their earnings. Taberna expects to supplement earnings from its investments with fees received by its subsidiaries, including management fees received by Taberna Capital, which is one of its TRSs, for structuring and managing CDOs, and origination fees received by Taberna Securities, another domestic TRS and a registered broker-dealer, in connection with the origination of financing transactions. For the year ended December 31, 2005 and for the nine months ended September 30, 2006, the total amount of fees received by Taberna Capital for structuring and managing CDOs and by Taberna Securities for originating financing transactions was $17.6 million and $43.4 million, respectively. A domestic TRS, such as Taberna Capital and Taberna Securities, may retain its net income; accordingly, there can be no assurance that RAIT, through Taberna, will cause Taberna’s domestic TRSs to distribute all or any portion of their income to Taberna for further distribution to RAIT. Structuring and management fees paid to Taberna Capital by CDOs that Taberna consolidates for financial reporting purposes will be eliminated in consolidation; however, Taberna Capital will be subject to income taxes on such fees in the year in which the fees are received.

Taberna was organized in March 2005 and completed private placements of its common shares in April and August 2005.

The principal sources of Taberna’s operating revenue include:

•	interest and dividend income from its investments, including debt and equity interests that it purchases in CDOs;

•	management fee revenue that Taberna receives through Taberna Capital for structuring and managing CDOs; and

•	origination fee revenue that it receives through Taberna Securities for originating TruPS, and, possibly in the future, other debt and preferred security financing arrangements for REITs and real estate operating companies.

An important part of Taberna’s operating strategy is to identify, originate and acquire assets, such as TruPS, for possible sale or contribution to CDOs and to acquire other assets, such as mortgage loans and mortgage-backed securities, for investment. As of September 30, 2006, Taberna had four warehouse facilities in an aggregate amount of

$1.5 billion relating to the acquisition of TruPS. Merrill Lynch International, an affiliate of Bear, Stearns & Co. Inc., or Bear Stearns, and German American Capital Corporation are the warehouse providers. During a warehouse accumulation period, the warehouse providers under the TruPS warehouse facilities purchase the TruPS and hold them on their balance sheet. Taberna deposits cash and other collateral, generally representing between 3% and 10% of the amount available under the facility, to be held in escrow by the warehouse providers and pledges other collateral to cover its share of losses should any TruPS need to be liquidated before being securitized through a CDO. The warehouse providers have the right to dispose of the securities in the event that a CDO is not formed or if an underlying security experiences a default or a decline in credit quality that may lead to a default. Taberna is paid the difference between the interest earned on the securities and the interest charged by the warehouse provider from the respective dates on which the securities are acquired. During the warehouse period, participation in Taberna’s warehouse agreements is reflected in its financial statements as a non-hedge derivative, which is reflected at fair value, and any unrealized gain or loss is included in its results of operations. From inception through September 30, 2006, Taberna derived a majority of its consolidated net income from investments in TruPS and unrealized gains on interest rate hedges.

Taberna’s investments in TruPS or in corporate entities, such as CDOs, that hold TruPS are subject to limitations because Taberna conducts its business so as to qualify as a REIT and not be required to register as an investment company under the Investment Company Act of 1940. Neither TruPS nor equity in corporate entities, such as CDO entities, created to hold TruPS qualify as real estate assets for purposes of the REIT asset tests. The income received from these investments will not generally qualify as real estate-related income for purposes of the REIT gross income tests. Taberna must invest in a sufficient amount of qualifying real estate assets directly or through disregarded subsidiaries so that the value of those assets and the amount of gross income they generate, when compared to the value of the securities Taberna holds in TRSs and the dividends received and other income includable by Taberna in its gross income as a result of its TRS investments, together with any other non-qualifying REIT income Taberna earns or non-qualifying assets that Taberna owns, enables it to continue to satisfy the REIT requirements. Qualifying real estate assets typically generate less attractive returns than investments in TruPS or corporate entities holding TruPS. As of September 30, 2006, Taberna held interests in approximately $4.8 billion of residential mortgage loans, of which $0.8 billion are presented as a net mortgage derivative, all of which are qualifying real estate assets and generate qualifying gross real estate income. While Taberna’s investments in mortgage loans generate less attractive returns than its investments in TruPS, Taberna must continue to invest in mortgage loans and in other qualifying real estate assets in order to maintain its qualification as a REIT. Taberna expects that its investments in mortgage loans and other qualifying real estate assets will generate most of Taberna’s gross income for U.S. federal income tax purposes, and that such income will be supplemented by net income inclusions from its investments in foreign TRSs and net income from its investments in domestic TRSs to the extent such net income is distributed to Taberna.

TruPS are fixed income securities that have characteristics of both debt and equity securities. TruPS are typically issued by a special purpose trust that lends the proceeds from the issuance of the TruPS to its parent company. The loan to the parent company is represented by a subordinated debenture with terms mirroring the terms of the TruPS. The special purpose trust uses the payments of interest and principal it receives on the debenture to pay interest, dividends and redemption amounts to the holders of the TruPS. The TruPS that were included in the Taberna Preferred Funding I, Ltd., or Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V, Taberna VI and Taberna VII CDOs mature between 10 to 30 years from the date of issuance. TruPS generally are not callable by the issuer within the first five years of their issuance. If the parent company of an issuer of TruPS defaults on payments due on the debenture that correspond to the TruPS, the trustee under the indenture governing the debenture has the right to accelerate the entire principal amount of the debenture. If the trustee fails to do so, holders of the TruPS may accelerate the indebtedness. In certain circumstances where a subsidiary company issues the debenture that corresponds to the applicable TruPS, the obligations of such subsidiary under the debenture are guaranteed by its parent company. TruPS are not secured by any collateral and generally rank junior to an issuer’s existing senior debt securities in right of payment and in liquidation.

In December 2006, Taberna priced a €600 million CDO transaction that will securitize a portfolio of Euro denominated subordinated debt securities issued by European and global real estate companies, CMBS and debt issued by financial institutions. This transaction is scheduled to close in the first quarter of 2007.

Certain Relationships and Related Party Transactions of Taberna

Transactions with Daniel G. Cohen

On April 28, 2005 and August 11, 2005, Daniel G. Cohen, Taberna’s chairman of the board and chief executive officer at the time and now RAIT’s chief executive officer and a trustee, purchased for $7.4 million in cash an aggregate of 700,000 of Taberna common shares at the offering prices of Taberna common shares in Taberna’s prior private placements, without payment of any placement fee to the placement agent. Taberna’s other executive officers and trustees, and other affiliated parties, purchased for approximately $1.6 million in cash an aggregate of 171,885 of Taberna common shares, at the respective offering prices less the placement fee, in Taberna’s prior private placements.

Transactions with Cohen Bros.

Cohen & Company received the following material benefits in connection with Taberna’s formation transactions:

•	Taberna issued an aggregate of 2.0 million Taberna common shares to Cohen & Company in connection with Taberna’s acquisition of Taberna Capital and Taberna Securities.

•	Through September 30, 2006, Cohen & Company Securities, LLC, or CB&C, an entity 100% owned by Cohen & Company retained $32.4 million of origination fees under the broker-dealer services agreement, and $8.9 million of other fees in connection with the placement of debt and equity securities issued by Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V, Taberna VI and Taberna VII.

•	Through September 30, 2006, Taberna paid Cohen & Company $1.2 million under the shared facilities and services agreement.

Taberna entered into an engagement letter, dated as of September 12, 2006 and supplemented as of October 18, 2006, with CB&C pursuant to which CB&C agreed to provide certain placement agency services to a CDO to be owned and managed by Taberna. In connection with the transaction contemplated by the engagement letter, Taberna entered into a credit agreement with an investment bank whereby the investment bank will provide up to $970.0 million of warehouse financing for purposes of acquiring real estate asset-backed securities and other REMIC interests. The loans obtained in the financing will bear interest at a rate of LIBOR plus a spread of 21 basis points and the credit agreement matures in April 2007.

In addition, prior to Taberna’s formation in April 2005, Cohen & Company provided various management services to Taberna’s predecessor entities and allocated costs accordingly. As of December 2005, Taberna had a receivable from Cohen & Company for income taxes incurred during the predecessor period. In March 2006, Taberna received $2.45 million from Cohen & Company for income taxes incurred during the predecessor period.

Daniel G. Cohen indirectly owns approximately 60% of the ownership interests in Cohen & Company and Raphael Licht, formerly Taberna’s executive vice president, chief administrative officer, chief legal officer and secretary and currently RAIT’s chief administrative officer, chief legal officer and secretary, owns approximately 0.75% of the ownership interests in Cohen & Company

RAIT has used the services of Cohen & Company in connection with the placement of debt and equity securities and anticipates it will use such services in the future.

Non-Competition Agreement

On April 28, 2005, Taberna entered into a non-competition agreement with Cohen & Company pursuant to which Cohen & Company agreed not to engage in purchasing from, or acting as placement agent for, issuers of TruPS or other preferred equity securities issued by REITs and other real estate operating companies. Cohen & Company also agreed not to act as collateral manager for such CDOs or securitizations of such securities. In addition, Cohen & Company agreed not to solicit Taberna’s executive officers to do anything that would violate Cohen & Company’s non-competition covenant or to terminate their employment with Taberna or become employed by Cohen & Company, if not already so employed, during the term of the agreement.

The non-competition agreement does not prevent Cohen & Company from:

•	owning less than 5% of any class of voting securities of any company engaged in any of the competitive businesses, unless it has a controlling equity interest in such a company; or

•	acquiring a business which, as a component of its business, is engaged in any of the competitive businesses, provided that Cohen & Company disposes of such competitive business within one year of its acquisition and first offers to Taberna the right to acquire such competitive business before offering to sell such competitive business to a third party.

The non-competition agreement may be terminated on the earliest to occur of:

•	any date mutually agreed upon by both parties to the agreement;

•	a change of control of Taberna, including (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of Taberna’s assets, (b) the approval by Taberna’s equity owners of any plan or proposal for Taberna’s liquidation or dissolution, (c) a change of control where any person becomes the owner, directly or indirectly, beneficially or of record, of equity shares representing more than 50% of Taberna’s aggregate ordinary voting power and (d) the replacement of a majority of Taberna’s board of trustees over a two-year period from the trustees who constituted the board of trustees at the beginning of such period, that is not approved by a majority of the board of trustees;

•	April 28, 2008; or

•	the date that Daniel G. Cohen’s employment as Taberna’s chief executive officer is terminated by Taberna without cause.

Although the merger with RAIT constituted a change of control of Taberna as defined in the non-competition agreement, Cohen & Company waived its termination right as a result of the merger under the non-competition agreement.

Acquisition of Taberna Capital and Taberna Securities

On April 28, 2005, Taberna acquired from Cohen & Company or a wholly-owned subsidiary of Cohen Bros.’ parent company 100% of the ownership interests in each of Taberna Capital and Taberna Securities. Taberna consummated the acquisitions through mergers. Each of Taberna Capital and Taberna Securities separately merged with Taberna’s wholly-owned subsidiaries. Each of Taberna Capital and Taberna Securities survived the respective mergers as Taberna’s wholly-owned subsidiaries, and Taberna, together with Taberna Capital and Taberna Securities, respectively, elected to treat Taberna Capital and Taberna Securities as TRSs. In the mergers, Cohen Bros. received an aggregate of 2.0 million of Taberna common shares with a value of $20.0 million, based upon a per share price equal to the initial offering price of Taberna common shares in Taberna’s initial private placement, in exchange for its interests in Taberna Capital and Taberna Securities. At the time of the mergers, Taberna Capital’s and Taberna Securities’ assets consisted primarily of $5.0 million of cash which was pledged as collateral under Taberna’s initial TruPS warehouse facility, the collateral management agreement for Taberna I, and other intangible assets. Taberna Capital acts as the collateral manager for Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V, Taberna VI and Taberna VII under the terms of seven separate collateral management agreements and receives an annual fee of approximately $2.8 million, $4.0 million, $3.0 million, $2.6 million, $2.8 million, $2.8 million and $2.8 million respectively, for its services in these capacities for so long as the relevant collateral management agreement remains in effect. The fees payable under these agreements are based upon the amount of collateral held by the CDOs. Accordingly, these fees will decline if underlying collateral assets are prepaid.

Shared Facilities and Services Agreement

On April 28, 2005, Taberna entered into the shared facilities and services agreement with Cohen & Company pursuant to which Cohen & Company agreed to provide Taberna, directly or through its subsidiaries, with the following facilities and services:

•	fully furnished office space for Taberna’s employees at Cohen & Company’s corporate offices;

•	use of common facilities and office equipment, supplies and storage space at Cohen & Company’s corporate offices;

•	assistance with structuring and managing Taberna’s investments in mortgage loans and other mortgage-backed securities;

•	accounting support and cash management services;

•	other administrative services; and

•	other transitional services necessary in the short term following the consummation of Taberna’s initial private placement.

The initial shared facilities and services agreement, effective from April 2005 through April 2006, provided that, in respect of services relating to structuring and managing Taberna’s investments in mortgage loans and other mortgage-backed securities, Taberna would pay Cohen & Company an annual fee of 10 basis points on the amount of the investments, subject to a minimum fee of $250,000 per year and a maximum fee of $750,000 per year. In respect of accounting support and cash management services and administrative and other transitional services, Taberna paid Cohen & Company for the cost of providing those services plus 10% of such cost, including a monthly rental fee of $17,500 for office space and facilities. The shared facilities and services agreement was renewed on July 2006 for a term through June 30, 2008. The renewed agreement provides that in respect of services relating to structuring and managing Taberna’s investments in CMBS and RMBS, Taberna will pay Cohen & Company an annual fee ranging from 2 to 20 basis points on the amount of the investments, based on the rating of the security. For investments in residential whole loans, Taberna will pay Cohen & Company an annual fee of 1.5 basis points on the amount of the investments. In respect of software licensing, human resources and administrative and other services, Taberna will continue to pay Cohen & Company for the cost of providing those services plus 10% of such cost. The shared facilities and services agreement also contains provisions relating to termination, adjustment of fees and other customary matters. Cohen & Company may only terminate the shared facilities and services agreement upon the expiration of the term of the agreement or if Taberna fails to materially perform its obligations under the agreement. Through September 30, 2006, Taberna incurred $1.2 million of expenses under the shared facilities and services agreement, which amount includes the annual fee on the amount of investments. Taberna also sub-leases its Philadelphia headquarters space from Cohen & Company under a five year sublease which provides for annual rental payments by Taberna ranging from $69,000 to approximately $75,000 during the term.

Broker-Dealer Services Agreement

On April 28, 2005, Taberna Securities entered into the broker-dealer services agreement with CB&C, a registered broker-dealer, under which CB&C agreed to perform, at Taberna Securities’ request, any activities related to Taberna Securities’ investment activities that could be performed only by a registered broker-dealer. Under this agreement, CB&C is entitled to retain any origination fees paid by third parties in respect of investments Taberna makes; provided, however, that CB&C will not charge origination fees exceeding 1.5% of the gross proceeds to such issuer per transaction. In addition, CB&C may engage third-party investment banks to originate collateral, and these banks will also receive a portion of the origination fees. This agreement may be terminated by Taberna Securities at any time by giving CB&C 30 days’ written notice thereof. CB&C may terminate this agreement at any time after April 28, 2006 upon 30 days’ written notice to us. CB&C may not originate any investment on Taberna Securities’ behalf except pursuant to the request and approval of a majority of the independent trustees of the parent company of Taberna Securities, Taberna Realty Finance Trust. Through September 30, 2006, CB&C had retained $32.4 million of origination fees pursuant to this agreement. Because Taberna Securities is now licensed to act as a broker-dealer, Taberna anticipates that CB&C will provide significantly fewer services under this agreement. Taberna has and Taberna may from time to time continue to utilize the services of CB&C to sell securities issued by Taberna’s CDO entities, and CB&C will earn customary market commissions for such services. As of September 30, 2006, CB&C had earned $8.9 million in connection with the placement of debt and equity securities issued by Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V, Taberna VI and Taberna VII.

Lease Agreement

Taberna leases the office space for its headquarters in Philadelphia under a separate five-year sub-lease agreement with Cohen & Company for shared office space and facilities which commenced on April 1, 2006. The lease is subject to annual increases in base rent and the future minimum cash payments due over the remaining term of the lease as of September 30, 2006 is approximately $307,000. The lease expires in March 2011.

Taberna leases its office space in New York pursuant to a lease agreement that has a ten year term and was assigned to it from Cohen & Company in October 31, 2005. Until September 30, 2006, Cohen & Company occupied space together with Taberna. Taberna’s rent expense from the inception of the lease through September 30, 2006 was $743,000.

The minimum cash payments due under this lease are as follows by fiscal year: 2006—$550,000, 2007 through 2010—$825,000 per year and $4.6 million for the remaining term of the lease. Taberna was required to place a letter of credit totaling $1.1 million with the landlord as collateral for this lease agreement. The lease agreement expires in March 2016. Taberna occupied portions of the 10th and 23rd floors of its New York headquarters as a holdover tenant with Cohen & Company subleasing the 10th floor from Taberna as Taberna’s tenant until September 2006. Under the lease agreement, Taberna was obligated to pay the landlord additional rent in the amount of 1.5 times the rental rate for the first 60 days of such holdover, and thereafter two times the rental rate for so long as Taberna occupied the office space as a holdover tenant. On June 5, 2006, the landlord agreed to accept, in lieu of holdover rent, $27,038 per month for the 10th floor and $19,345 per month for the 23rd floor, each from May 1, 2006 through and including the surrender of such premises by Taberna, provided that Taberna vacates the 23rd floor by August 1, 2006 and surrenders the 10th floor by November 1, 2006. Taberna vacated the 23rd floor prior to August 1, 2006 and Cohen & Company surrendered the 10th floor on September 30, 2006.

Transactions with The Bancorp, Inc.

Taberna maintains cash balances in The Bancorp, Inc. Daniel G. Cohen is the chairman of the board of directors and the chairman of the executive committee of the board of directors of The Bancorp, Inc. In 2005, Taberna paid an officer of The Bancorp, Inc. $69,500 for due diligence services associated with Taberna’s purchase of certain pools of residential mortgages during that year. In addition, as of September 30, 2006, Taberna had $5.3 million of its cash and cash equivalents in accounts with The Bancorp, Inc. Most of Taberna’s cash and cash equivalents with The Bancorp, Inc. are held in savings accounts bearing interest at 3.0%, which earned $101,000 of interest during the nine months ended September 30, 2006, and the remaining amount is held in non-interest bearing checking accounts. During the nine months ended September 30, 2006, the average balance on deposit with The Bancorp, Inc. in interest bearing accounts was $4.6 million.

Executive Compensation

The following table sets forth the compensation paid for the fiscal year ended December 31, 2005 by Taberna to those executive officers of Taberna who serve as executive officers of RAIT:

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary(1) (2)	Bonus	Other Annual Compensation	Restricted Share Award(s)	Number of Securities Underlying Options/SARs	All Other Compensation
Daniel G. Cohen, Chairman of the Board and Chief Executive Officer of Taberna Realty Finance Trust and Chairman of the Board of Managers of Taberna Capital Management, LLC	2005	$400,000	—	—	$5,786,504	—	—

Mitchell Kahn, Executive Vice President of Taberna Realty Finance Trust and President and Member of the Board of Managers of Taberna Capital Management, LLC	2005	250,000	$1,400,000	—	1,652,908	—	—

Jack E. Salmon, Executive Vice President, Chief Financial Officer and Treasurer of Taberna Realty Finance Trust and Member of the Board of Managers of Taberna Capital Management, LLC	2005	250,000	562,500	—	996,716	—	—

Raphael Licht, Chief Legal Officer and Secretary of Taberna Realty Finance Trust(3)	2005	150,000	250,000	—	307,114	—	—

(1)	Each of Messrs. Cohen’s, Kahn’s, Salmon’s and Licht’s employment by Taberna commenced on April 28, 2005. During Taberna’s fiscal year ended December 31, 2005, Taberna paid Messrs. Cohen, Kahn, Salmon and Licht salaries at the annualized rate shown above.
(2)	On December 21, 2005, Taberna’s compensation committee approved the following annual salaries for the fiscal year ending December 31, 2006: Daniel G. Cohen, $600,000; Mitchell Kahn, $400,000; Jack E. Salmon, $400,000; and Raphael Licht, $150,000.
(3)	Effective April 1, 2006, Mr. Licht also served as Taberna’s executive vice president and chief administrative officer. On April 1, 2006, Taberna amended and restated Mr. Licht’s employment agreement, under which Mr. Licht will be entitled to receive an annual base salary of $350,000 and an annual bonus of not less than $400,000 during the first year of the agreement.